Filed Pursuant to Rule 424(b)(2)

Registration Statement No. 333-253421

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated August 16, 2021. GS Finance Corp. $ Callable Contingent Coupon ETF-Linked Notes due guaranteed by The Goldman Sachs Group, Inc.

The notes do not pay a fixed coupon and may pay no coupon on a payment date. The amount that you will be paid on your notes is based on the performances of the Global X Lithium & Battery Tech ETF and the SPDR® Gold Trust (each, an ETF). The notes will mature on August 22, 2023, unless we redeem them.

The return on your notes is linked, in part, to the performance of the Global X Lithium & Battery Tech ETF, and not to that of the Solactive Global Lithium Index (index) on which the Global X Lithium & Battery Tech ETF is based.  The performance of the Global X Lithium & Battery Tech ETF may significantly diverge from that of its index.

We may redeem your notes at 100% of their face amount plus any coupon then due on any payment date (expected to be the third business day after the relevant coupon observation date) on or after the payment date in November 2021 up to the payment date in May 2023.

If we do not redeem your notes, on each coupon observation date (expected to be the 17th day of each February, May, August and November, commencing in November 2021 and ending in August 2023), if the closing level of each ETF is greater than or equal to 70% of its initial level (set on the trade date, expected to be August 17, 2021, and may be higher or lower than the actual closing level of such ETF on that date), you will receive on the applicable payment date a coupon of $20.5 (2.05% quarterly, or the potential for up to 8.2% per annum) for each $1,000 face amount of your notes. If the closing level of any ETF on a coupon observation date is less than 70% of its initial level, you will not receive a coupon on the applicable payment date.

If we do not redeem your notes, the amount that you will be paid on your notes at maturity, in addition to the final coupon, if any, is based on the performance of the lesser performing ETF (the ETF with the lowest ETF return). The ETF return for each ETF is the percentage increase or decrease in the final level of such ETF on the determination date (the final coupon observation date, expected to be August 17, 2023) from its initial level.

At maturity, for each $1,000 face amount of your notes you will receive an amount in cash equal to:

•	if the ETF return of each ETF is greater than or equal to -30% (the final level of each ETF is greater than or equal to 70% of its initial level), $1,000 plus the final coupon of $20.5; or
•

if the ETF return of any ETF is less than -30% (the final level of any ETF is less than 70% of its initial level), the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing ETF return times (b) $1,000. You will receive less than 70% of the face amount of your notes and you will not receive a final coupon.

You should read the disclosure herein to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-13.

The estimated value of your notes at the time the terms of your notes are set on the trade date is expected to be between $925 and $955 per $1,000 face amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Original issue date:	expected to be August 20, 2021	Original issue price:	100% of the face amount
Underwriting discount:	1.75% of the face amount	Net proceeds to the issuer:	98.25% of the face amount

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No.     dated                    , 2021.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially.  We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC, or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale.  Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is expected to be between $925 and $955 per $1,000 face amount, which is less than the original issue price.  The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $      per $1,000 face amount).

Prior to               , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero on a straight-line basis from the time of pricing through              ). On and after            , the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

About Your Prospectus

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your notes and therefore should be read in conjunction with such documents:

•	General terms supplement no. 2,913 dated June 17, 2021
•	Prospectus supplement dated March 22, 2021
•	Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described below. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The notes will be issued in book-entry form and represented by master note no. 3, dated March 22, 2021.

TERMS AND CONDITIONS

CUSIP / ISIN: 40057JB88 / US40057JB886

Company (Issuer):  GS Finance Corp.

Guarantor:  The Goldman Sachs Group, Inc.

Underliers (each individually, an underlier): the Global X Lithium & Battery Tech ETF (current Bloomberg symbol: “LIT UP Equity”), or any successor underlier, and the SPDR® Gold Trust (current Bloomberg symbol: “GLD UP Equity”), or any successor underlier, as each may be modified, replaced or adjusted from time to time as provided herein

Underlying index: with respect to the Global X Lithium & Battery Tech ETF, the Solactive Global Lithium Index

Face amount:  $         in the aggregate on the original issue date; the aggregate face amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the trade date

Authorized denominations:  $1,000 or any integral multiple of $1,000 in excess thereof

Principal amount:  Subject to redemption by the company as provided under “— Company’s redemption right ” below, on the stated maturity date, in addition to the final coupon, if any, the company will pay, for each $1,000 of the outstanding face amount, an amount, if any, in cash equal to the cash settlement amount.

Cash settlement amount:

•	if the final underlier level of each underlier is greater than or equal to its trigger buffer level, $1,000; or
•	if the final underlier level of any underlier is less than its trigger buffer level, the sum of (i) $1,000 plus (ii) the product of (a) the lesser performing underlier return times (b) $1,000

Company’s redemption right:  the company may redeem this note, at its option, in whole but not in part, on each coupon payment date commencing in November 2021 and ending in May 2023 for an amount in cash for each $1,000 of the outstanding face amount on the redemption date equal to 100% of such $1,000 face amount plus any coupon then due.

If the company chooses to exercise the company’s redemption right, it will notify the holder of this note and the trustee by giving at least three business days’ prior notice. The day the company gives the notice, which will be a business day, will be the redemption notice date and the immediately following coupon payment date, which the company will state in the redemption notice, will be the redemption date.

The company will not give a redemption notice that results in a redemption date later than the May 2023 coupon payment date.  A redemption notice, once given, shall be irrevocable.

Initial underlier level (with respect to an underlier, set on the trade date and may be higher or lower than the actual closing level of such underlier on that date):

Final underlier level: with respect to an underlier, the closing level of such underlier on the determination date, subject to adjustment as provided in “— Consequences of a market disruption event or non-trading day” and “— Discontinuance or modification of an underlier” below

Underlier return:  with respect to an underlier, the quotient of (i) its final underlier level minus its initial underlier level divided by (ii) its initial underlier level, expressed as a percentage

Lesser performing underlier return:  the underlier return of the lesser performing underlier

Lesser performing underlier:  the underlier with the lowest underlier return

Trigger buffer level: for each underlier, 70% of its initial underlier level

Coupon:  subject to the company’s redemption right, on each coupon payment date, for each $1,000 of the outstanding face amount, the company will pay an amount in cash equal to:

•

if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level, $20.5 (2.05% quarterly, or the potential for up to 8.2% per annum); or

•	if the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, $0

The coupon paid on any coupon payment date will be paid to the person in whose name this note is registered as of the close of business on the regular record date for such coupon payment date. If the coupon is due at maturity but on a day that is not a coupon payment date, the coupon will be paid to the person entitled to receive the principal of this note.

Coupon trigger level: for each underlier, 70% of its initial underlier level

Trade date:  expected to be August 17, 2021

Original issue date (set on the trade date): expected to be August 20, 2021

Determination date (set on the trade date): the last coupon observation date, expected to be August 17, 2023, subject to adjustment as described under “— Coupon observation dates” below.

Stated maturity date (set on the trade date): expected to be August 22, 2023, unless that day is not a business day, in which case the stated maturity date will be postponed to the next following business day. The stated maturity date will also be postponed if the determination date is postponed as described under “— Determination date” above. In such a case, the stated maturity date will be postponed by the same number of business day(s) from but excluding the originally scheduled determination date to and including the actual determination date.

Coupon observation dates (set on the trade date):  expected to be the 17th day of each February, May, August and November, commencing in November 2021 and ending in August 2023, unless the calculation agent determines that, with respect to any underlier, a market disruption event occurs or is continuing on that day or that day is not otherwise a trading day.

In the event the originally scheduled coupon observation date is a non-trading day with respect to any underlier, the coupon observation date will be the first day thereafter that is a trading day for all underliers (the “first qualified coupon trading day”) provided that no market disruption event occurs or is continuing with respect to an underlier on that day.  If a market disruption event with respect to an underlier occurs or is continuing on the originally scheduled coupon observation date or the first qualified coupon trading day, the coupon observation date will be the first following trading day on which the calculation agent determines that each underlier has had at least one trading day (from and including the originally scheduled coupon observation date or the first qualified coupon trading day, as applicable) on which no market disruption event has occurred or is continuing and the closing level of each underlier for that coupon observation date will be determined on or prior to the postponed coupon observation date as set forth under “— Consequences of a market disruption event or a non-trading day” below.  (In such case, the coupon observation date may differ from the date on which the level of an underlier is determined for the purpose of the calculations to be performed on the coupon observation date.)  In no event, however, will the coupon observation date be postponed to a date later than the originally scheduled coupon payment date (based on the originally scheduled coupon observation date) or, if the originally scheduled coupon payment date is not a business day, later than the first business day after the originally scheduled coupon payment date, either due to the occurrence of serial non-trading days or due to the occurrence of one or more market disruption events. On such last possible coupon observation date applicable to the relevant coupon payment date, if a market disruption event occurs or is continuing with respect to an underlier that has not yet had such a trading day on which no market disruption event has occurred or is continuing or if such last possible day is not a trading day with respect to such underlier, that day will nevertheless be the coupon observation date.

Coupon payment dates (set on the trade date): expected to be the third business day after each coupon observation date (except that the final coupon payment date will be the stated maturity date), subject to adjustment as described under — “Coupon observation dates” above.

Closing level: on any trading day, with respect to an underlier, the closing sale price or last reported sale price, regular way, for such underlier, on a per-share or other unit basis:

•	on the principal national securities exchange on which such underlier is listed for trading on that day, or
•	if such underlier is not listed on any national securities exchange on that day, on any other U.S. national market system that is the primary market for the trading of such underlier.

If an underlier is not listed or traded as described above, then the closing level for such underlier on any day will be the average, as determined by the calculation agent, of the bid prices for such underlier obtained from as many dealers in such underlier selected by the calculation agent as will make those bid prices available to the calculation agent.  The number of dealers need not exceed three and may include the calculation agent or any of its or the company’s affiliates.

The closing level of an underlier is subject to adjustment as described under “— Anti-dilution adjustments” below.

Trading day: with respect to an underlier, a day on which (a) the exchange on which such underlier has its primary listing is open for trading and (b) the price of one share of such underlier is quoted by the exchange on which such underlier has its primary listing.

Successor underlier: with respect to an underlier, any substitute underlier approved by the calculation agent as a successor as provided under “— Discontinuance or modification of an underlier” below

Underlier investment advisor: with respect to an underlier, at any time, the person or entity, including any successor investment advisor or trustee, as applicable, that serves as an investment advisor or trustee to such underlier as then in effect

Underlier stocks: with respect to the Global X Lithium & Battery Tech ETF, at any time, the stocks that comprise such underlier as then in effect, after giving effect to any additions, deletions or substitutions

Market disruption event: With respect to any given trading day, any of the following will be a market disruption event with respect to an underlier:

•

a suspension, absence or material limitation of trading in such underlier on its primary market for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion,

•

a suspension, absence or material limitation of trading in option or futures contracts relating to such underlier in the primary market for those contracts for more than two consecutive hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

•	such underlier does not trade on what was the primary market for such underlier, as determined by the calculation agent in its sole discretion,

and, in the case of any of these events, the calculation agent determines in its sole discretion that the event could materially interfere with the ability of the company or any of its affiliates or a similarly situated person to unwind all or a material portion of a hedge that could be effected with respect to this note.

The following events will not be market disruption events:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market, and
•	a decision to permanently discontinue trading in option or futures contracts relating to such underlier.

For this purpose, an “absence of trading” in the primary securities market on which shares of such underlier are traded, or on which option or futures contracts, if available, relating to such underlier are traded, will not include any time when that market is itself closed for trading under ordinary circumstances.  In contrast, a suspension or limitation of trading in shares of such underlier or in option or futures contracts, if available, relating to such underlier in the primary market for such underlier or those contracts, by reason of:

•	a price change exceeding limits set by that market,
•	an imbalance of orders relating to the shares of such underlier or those contracts, or
•	a disparity in bid and ask quotes relating to the shares of such underlier or those contracts,

will constitute a suspension or material limitation of trading in shares of such underlier or those contracts in that market.

A market disruption event with respect to one underlier will not, by itself, constitute a market disruption event for any unaffected underlier.

Consequences of a market disruption event or a non-trading day: With respect to any underlier, if a market disruption event occurs or is continuing on a day that would otherwise be a coupon observation date (and the determination date in the case of the last coupon observation date), or such day is not a trading day, then such coupon observation date will be postponed as described under “— Coupon observation dates” above. If any coupon observation date (and the determination date in the case of the last coupon observation date) is postponed to the last possible date due to the occurrence of serial non-trading days, the level of each underlier will be the calculation agent’s assessment of such level, in its sole discretion, on such last possible postponed coupon observation date (and the determination date in the case of the last coupon observation date). If any coupon observation date (and the determination date in the case of the last coupon observation date) is postponed due to a market disruption event with respect to any underlier, the closing level of each underlier with respect to such coupon observation date (and the final underlier level with respect to the determination date) will be calculated based on (i) for any underlier that is not affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on that date, (ii) for any underlier that is affected by a market disruption event on the applicable originally scheduled coupon observation date or the first qualified coupon trading day thereafter (if applicable), the closing level of the underlier on the first following trading day on which no market disruption event exists for such underlier and (iii) the calculation agent’s assessment, in its sole discretion, of the level of any underlier on the last possible postponed coupon observation date with respect to such underlier as to which a market disruption event continues through the last possible postponed coupon observation date. As a result, this could result in the closing level on any coupon observation date (or final underlier level on the determination date) of each underlier being determined on different calendar dates. For the avoidance of doubt, once the closing level for an underlier is determined for a coupon observation date (or the determination date in the case of the last coupon observation date), the occurrence of a later market disruption event or non-trading day will not alter such calculation.

Discontinuance or modification of an underlier: (i) If, with respect to the Global X Lithium & Battery Tech ETF, such underlier is delisted from the exchange on which the underlier has its primary listing and its underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that the underlier, the underlier stocks comprising such underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier or the underlier stocks and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier, is due to events affecting one or more of the underlier stocks or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

(ii) If, with respect to the SPDR® Gold Trust, such underlier is delisted from the exchange on which the underlier has its primary listing and its underlier investment advisor or anyone else publishes a substitute underlier that the calculation agent determines is comparable to such underlier and approves as a successor underlier, or if the calculation agent designates a substitute underlier, then the calculation agent will determine the coupon payable, if any, on the relevant coupon payment date or the cash settlement amount on the stated maturity date, as applicable, by reference to such successor underlier.

If the calculation agent determines on a coupon observation date or the determination date, as applicable, that the underlier is delisted or withdrawn from the exchange on which the underlier has its primary listing and there is no successor underlier, the calculation agent will determine the coupon or the cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate such underlier.

If the calculation agent determines that the underlier or the method of calculating such underlier is changed at any time in any respect — including any split or reverse split of the underlier, a material change in the investment objective of the underlier and any addition, deletion or substitution and any reweighting or rebalancing of such underlier and whether the change is made by the underlier investment advisor under its existing policies or following a modification of those policies, is due to the publication of a successor underlier or their issuers or is due to any other reason — then the calculation agent will be permitted (but not required) to make such adjustments in such underlier or the method of its calculation as it believes are appropriate to ensure that the levels of such underlier used to determine the coupon or cash settlement amount, as applicable, on the related coupon payment date or the stated maturity date, as applicable, is equitable.

(iii) All determinations and adjustments to be made by the calculation agent with respect to an underlier may be made by the calculation agent in its sole discretion. The calculation agent is not obligated to make any such adjustments.

Regular record dates: the scheduled business day immediately preceding the day on which payment is to be made (as such payment date may be adjusted)

Anti-dilution adjustments:  the calculation agent will have discretion to adjust the closing level of an underlier if certain events occur (including those described above under “— Discontinuance or modification of an underlier”). In the event that any event other than a delisting or withdrawal from the relevant exchange occurs, the calculation agent shall determine whether and to what extent an adjustment should be made to the level of such underlier or any other term. The calculation agent shall have no obligation to make an adjustment for any such event.

Calculation agent: Goldman Sachs & Co. LLC (“GS&Co.”)

Tax characterization: The holder, on behalf of itself and any other person having a beneficial interest in this note, hereby agrees with the company (in the absence of a change in law, an administrative determination or a judicial ruling to the contrary) to characterize this note for all U.S. federal income tax purposes as an income-bearing pre-paid derivative contract in respect of the underliers.

Overdue principal rate and overdue coupon rate: the effective Federal Funds rate

Hypothetical ExampleS

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing levels of the underliers on a coupon observation date could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that various hypothetical closing levels of the lesser performing underlier on the determination date could have on the cash settlement amount at maturity assuming all other variables remain constant.

The examples below are based on a range of underlier levels that are entirely hypothetical; no one can predict what the closing level of any underlier will be on any day throughout the life of your notes, what the closing level of any underlier will be on any coupon observation date and what the final underlier level of the lesser performing underlier will be on the determination date. The underliers have been highly volatile in the past — meaning that the underlier levels have changed substantially in relatively short periods — and their performance cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the face amount and held to the stated maturity date or date of early redemption.  If you sell your notes in a secondary market prior to the stated maturity date or date of early redemption, as the case may be, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underliers, the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.  In addition, the estimated value of your notes at the time the terms of your notes are set on the trade date (as determined by reference to pricing models used by GS&Co.) is less than the original issue price of your notes.  For more information on the estimated value of your notes, see “Additional Risk Factors Specific to Your Notes — The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes” on page PS-13 of this pricing supplement.  The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Face amount	$1,000
Coupon	$20.5 (2.05% quarterly, or the potential for up to 8.2% per annum)
Trigger buffer level	with respect to each underlier, 70% of its initial underlier level
Coupon trigger level	with respect to each underlier, 70% of its initial underlier level
Neither a market disruption event nor a non-trading day occurs on any originally scheduled coupon observation date or the originally scheduled determination date

No change in or affecting any underlier, any underlier stock, any policy of the applicable underlier investment advisor or any method by which the underlying index sponsor calculates the underlying index

Notes purchased on original issue date at the face amount and held to the stated maturity date or date of early redemption

Moreover, we have not yet set the initial underlier levels that will serve as the baseline for determining the coupon payable on each coupon payment date, if any, if the notes will be redeemed, the underlier returns and the amount that we will pay on your notes, if any, at maturity. We will not do so until the trade date. As a result, the actual initial underlier levels may differ substantially from the underlier levels prior to the trade date. They may also differ substantially from the underlier levels at the time you purchase your notes.

For these reasons, the actual performance of the underliers over the life of your notes, the actual underlier levels on any coupon observation date, as well as the coupon payable, if any, on each coupon payment date, may bear little relation to the hypothetical examples shown below or to the historical underlier levels shown elsewhere in this pricing supplement. For information about the underlier levels during recent periods, see “The Underliers — Historical Closing Levels of the Underliers” on page PS-32. Before investing in the notes, you should consult publicly available information to determine the underlier levels between the date of this pricing supplement and the date of your purchase of the notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes.  Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlier stocks.

Hypothetical Coupon Payments

The examples below show hypothetical performances of each underlier as well as the hypothetical coupons, if any, that we would pay on each coupon payment date with respect to each $1,000 face amount of the notes if the hypothetical closing level of each underlier on the applicable coupon observation date was the percentage of its initial underlier level shown.

Scenario 1

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Global X Lithium & Battery Tech ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the SPDR® Gold Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	40%	$0
Second	50%	115%	$0
Third	60%	55%	$0
Fourth	80%	85%	$20.5
Fifth	55%	50%	$0
Sixth	50%	55%	$0
Seventh	95%	85%	$20.5
Eighth	60%	70%	$0
		Total Hypothetical Coupons	$41

In Scenario 1, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because the hypothetical closing level of each underlier on the fourth and seventh hypothetical coupon observation dates is greater than or equal to its coupon trigger level, the total of the hypothetical coupons in Scenario 1 is $41.  Because the hypothetical closing level of at least one underlier on all other hypothetical coupon observation dates is less than its coupon trigger level, no further coupons will be paid, including at maturity.

Scenario 2

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Global X Lithium & Battery Tech ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the SPDR® Gold Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	50%	60%	$0
Second	55%	65%	$0
Third	40%	110%	$0
Fourth	45%	60%	$0
Fifth	50%	65%	$0
Sixth	110%	55%	$0
Seventh	75%	55%	$0
Eighth	60%	80%	$0
		Total Hypothetical Coupons	$0

In Scenario 2, the hypothetical closing level of each underlier increases and decreases by varying amounts on each hypothetical coupon observation date.  Because in each case the hypothetical closing level of at least one underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable hypothetical coupon payment date. Since this occurs on every hypothetical coupon observation date, the overall return you earn on your notes will be less than zero. Therefore, the total of the hypothetical coupons in Scenario 2 is $0.

Scenario 3

Hypothetical Coupon Observation Date	Hypothetical Closing Level of the Global X Lithium & Battery Tech ETF (as Percentage of Initial Underlier Level)	Hypothetical Closing Level of the SPDR® Gold Trust (as Percentage of Initial Underlier Level)	Hypothetical Coupon
First	110%	115%	$20.5
		Total Hypothetical Coupons	$20.5

In Scenario 3, the hypothetical closing level of each underlier is greater than its coupon trigger level on the first hypothetical coupon observation date. Further, we also exercise our early redemption right with respect to a redemption on the first coupon payment date (which is also the first hypothetical date with respect to which we could exercise such right). Therefore, on the first coupon payment date (the redemption date), in addition to the hypothetical coupon of $20.5, you will receive an amount in cash equal to $1,000 for each $1,000 face amount of your notes.

Hypothetical Payment at Maturity

If the notes are not redeemed, the cash settlement amount we would deliver for each $1,000 face amount of your notes on the stated maturity date will depend on the performance of the lesser performing underlier on the determination date, as shown in the table below. The table below assumes that the notes have not been redeemed, does not include the final coupon, if any, and reflects hypothetical cash settlement amounts that you could receive on the stated maturity date. If the final underlier level of the lesser performing underlier (as a percentage of the initial underlier level) is less than its coupon trigger level, you will not be paid a final coupon at maturity.

The levels in the left column of the table below represent hypothetical final underlier levels of the lesser performing underlier and are expressed as percentages of the initial underlier level of the lesser performing underlier. The amounts in the right column represent the hypothetical cash settlement amounts, based on the corresponding hypothetical final underlier level of the lesser performing underlier, and are expressed as percentages of the face amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical cash settlement amount of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding face amount of the offered notes on the stated maturity date would equal 100.000% of the face amount of a note, based on the corresponding hypothetical final underlier level of the lesser performing underlier and the assumptions noted above.

The Notes Have Not Been Redeemed

Hypothetical Final Underlier Level of the Lesser Performing Underlier	Hypothetical Cash Settlement Amount
(as Percentage of Initial Underlier Level)	(as Percentage of Face Amount)
175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
100.000%	100.000%*
90.000%	100.000%*
80.000%	100.000%*
70.000%	100.000%*
69.999%	69.999%
50.000%	50.000%
25.000%	25.000%
10.000%	10.000%
0.000%	0.000%
*Does not include the final coupon

If, for example, the notes have not been redeemed and the final underlier level of the lesser performing underlier were determined to be 25.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be 25.000% of the face amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the face amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your notes at a premium to face amount you would lose a correspondingly higher percentage of your investment). In addition, if the final underlier level of the lesser performing underlier were determined to be 175.000% of its initial underlier level, the cash settlement amount that we would deliver on your notes at maturity would be limited to 100.000% of each $1,000 face amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the final underlier level over the initial underlier level.

The cash settlement amounts shown above are entirely hypothetical; they are based on market prices for the underlier stocks that may not be achieved on the determination date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical cash settlement amounts shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical cash settlement amounts on notes held to the stated maturity date in the examples above assume you purchased your notes at their face amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the face amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Additional Risk Factors Specific to Your Notes — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” on page PS-15.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual closing levels of the underliers on any day, the final underlier levels of the underliers or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing levels of the underliers and the market value of your notes at any time prior to the stated maturity date. The actual coupon payment, if any, that a holder of the notes will receive on each coupon payment date, the actual amount that you will receive at maturity, if any, and the rate of return on the offered notes will depend on whether or not the notes are redeemed and the actual initial underlier levels, which we will set on the trade date, and on the actual closing levels of the underliers on the coupon observation dates and the actual final underlier levels determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical examples are based may turn out to be inaccurate. Consequently, the coupon to be paid in respect of your notes, if any, and the cash amount to be paid in respect of your notes on the stated maturity date, if any, may be very different from the information reflected in the examples above.

Additional Risk Factors Specific to Your Notes

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement no. 2,913. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlier stocks, i.e., with respect to the Global X Lithium & Battery Tech ETF to which your notes are linked, the stocks comprising such underlier. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the trade date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the trade date is set forth above under “Estimated Value of Your Notes”; after the trade date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero on a straight line basis over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the trade date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the trade date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity.  In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted.  If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.  This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes.  See “Additional Risk Factors Specific to the Notes— Your Notes May Not Have an Active Trading Market” on page S-7 of the accompanying general terms supplement no. 2,913.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the coupons (if any) and return on the notes will be based on the performance of each underlier, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer – Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

You May Lose Your Entire Investment in the Notes

You can lose your entire investment in the notes. Subject to our redemption right, the cash settlement amount on your notes, if any, on the stated maturity date will be based on the performance of the lesser performing of the underliers as measured from their initial underlier levels set on the trade date to their closing levels on the determination date. If the final underlier level of the lesser performing underlier for your notes is less than its trigger buffer level, you will have a loss for each $1,000 of the face amount of your notes equal to the product of the lesser performing underlier return times $1,000. Thus, you may lose your entire investment in the notes, which would include any premium to face amount you paid when you purchased the notes.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes.  Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Return on Your Notes May Change Significantly Despite Only a Small Change in the Level of the Lesser Performing Underlier

If your notes are not redeemed and the final underlier level of the lesser performing underlier is less than its trigger buffer level, you will receive less than the face amount of your notes and you could lose all or a substantial portion of your investment in the notes. This means that while a decrease in the final underlier level of the lesser performing underlier to its trigger buffer level will not result in a loss of principal on the notes, a decrease in the final underlier level of the lesser performing underlier to less than its trigger buffer level will result in a loss of a significant portion of the face amount of the notes despite only a small change in the level of the lesser performing underlier.

You May Not Receive a Coupon on Any Coupon Payment Date

If the closing level of any underlier on the related coupon observation date is less than its coupon trigger level, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, the overall return you earn on your notes will be less than zero and such return will be less than you would have earned by investing in a note that bears interest at the prevailing market rate.

You will only receive a coupon on a coupon payment date if the closing level of each underlier on the related coupon observation date is greater than or equal to its coupon trigger level.  You should be aware that, with respect to any prior coupon observation dates that did not result in the payment of a coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money.  Further, there is no guarantee that you will receive any coupon payment with respect to the notes at any time and you may lose your entire investment in the notes.

We Are Able to Redeem Your Notes at Our Option

On each coupon payment date commencing in November 2021 and ending in May 2023, we will be permitted to redeem your notes at our option. Even if we do not exercise our option to redeem your notes, our ability to do so may adversely affect the value of your notes. It is our sole option whether to redeem your notes prior to maturity and we may or may not exercise this option for any reason. Because of this redemption option, the term of your notes could be reduced.

The Coupon Does Not Reflect the Actual Performance of the Underliers from the Trade Date to Any Coupon Observation Date or from Coupon Observation Date to Coupon Observation Date

The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference of the closing levels of the underliers between the trade date and any coupon observation date or between two coupon observation dates. Accordingly, the coupons, if any, on the notes may be less than the return you could earn on another instrument linked to the underliers that pays coupons based on the performance of the underliers from the trade date to any coupon observation date or from coupon observation date to coupon observation date.

The Cash Settlement Amount Will Be Based Solely on the Lesser Performing Underlier

If the notes are not redeemed by us, the cash settlement amount will be based on the lesser performing underlier without regard to the performance of the other underlier. As a result, you could lose all or some of your initial investment if the lesser performing underlier return is negative, even if there is an increase in the level of the other underlier.  This could be the case even if the other underlier increased by an amount greater than the decrease in the lesser performing underlier.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the levels of the underliers;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing levels of the underliers;
•	the dividend rates of the underlier stocks;
•

economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlier stocks, and which may affect the closing level of the underlier or underliers;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, and including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors may influence the market value of your notes if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes prior to maturity, you may receive less than the face amount of your notes. You cannot predict the future performance of the underliers based on their historical performance.

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

The cash settlement amount you will be paid for your notes on the stated maturity date, if any, or the amount we will pay you upon any early redemption of your notes will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the face amount of the notes, then the return on your investment in such notes held to the stated maturity date or date of early redemption will differ from, and may be substantially less than, the return on notes purchased at face amount. If you purchase your notes at a premium to face amount and hold them to the stated maturity date or date of early redemption, the return on your investment in the notes will be lower than it would have been had you purchased the notes at face amount or a discount to face amount.

You Will Have Limited Anti-dilution Protection

GS&Co., as calculation agent for your notes, may adjust the closing levels of the underliers for certain events that may affect the underliers, but only in the situations we describe in “Terms and Conditions — Anti-dilution Adjustments”. The calculation agent will not be required to make an adjustment for every event that may affect the underliers and will have broad discretion to determine whether and to what extent an adjustment is required.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underliers or the Underlier Stocks

The return on your notes will not reflect the return you would realize if you actually owned the underliers and received the distributions paid on the shares of such underliers. You will not receive any dividends that may be paid on any of the underlier stocks by the underlier stock issuers or the shares of the underliers. See “— You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock” below for additional information.

You Have No Shareholder Rights or Rights to Receive Any Shares of the Underliers or Any Underlier Stock

Investing in your notes will not make you a holder of any shares of the underliers or any underlier stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underliers or the underlier stocks, including any voting rights, any right to receive dividends or other distributions, any rights to make a claim against the underliers or the underlier stocks or any other rights of a holder of any shares of the underliers or the underlier stocks. Your notes will be paid in cash and you will have no right to receive delivery of any shares of the underliers or any underlier stocks.

We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate face amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Additional Risks Related to the Underliers

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, the Underliers, There Is No Affiliation Between the Underlier Investment Advisors and Us

GS&Co. and one or more of our other affiliates may act, from time to time, as authorized participants in the distribution of shares of the underliers, and, at any time, may hold shares of the underliers. Goldman Sachs is not otherwise affiliated with the underlier investment advisors or the issuers of the underlier stocks. Our affiliates may currently or from time to time in the future engage in business with issuers of the underlier stocks. Nevertheless, neither we nor any of our affiliates have participated in the preparation of any publicly available information or made any “due diligence” investigation or inquiry with respect to the underliers, the underlying index or the issuers of the underlier stocks. You, as an investor in the notes, should make your own investigation into the underliers, the underlying index and the issuers of the underlier stocks.

Neither the underlier investment advisors nor any issuer of the underlier stocks are involved in the offering of the notes in any way and none of them have any obligation of any sort with respect to the notes. Neither the underlier investment advisors nor any such issuer have any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of the notes.

Additional Risks Related to the Global X Lithium & Battery Tech ETF

The Global X Lithium & Battery Tech ETF is Concentrated in the Lithium Sector and Does Not Provide Diversified Exposure

The Global X Lithium & Battery Tech ETF is not diversified. The Global X Lithium & Battery Tech ETF’s assets will be concentrated in companies with business operations in lithium mining, exploration or a closely related activity (“lithium mining companies”) or production of lithium batteries or a closely related activity (“lithium battery companies”), which means the Global X Lithium & Battery Tech ETF is more likely to be adversely affected by any negative performance of lithium mining companies and lithium battery companies (collectively, the “lithium sector”) than an ETF that has more diversified holdings across a number of sectors. The lithium sector is exposed to risks related to the chemicals industry, the exploration industry, the lithium-ion battery industry and the materials sector. The chemicals industry can be significantly affected by intense competition, product obsolescence, raw materials prices, and government regulation, and can be subject to risks associated with the production, handling and disposal of hazardous components, and litigation arising out of environmental contamination. The exploration and development of mineral deposits involve significant financial risks over a significant period of time, which even a combination of careful evaluation, experience and knowledge may not eliminate. Few properties which are explored are ultimately developed into producing mines. Major expenditures may be required to establish reserves by drilling and to construct mining and processing facilities at a site. In addition, mineral exploration companies typically operate at a loss and are dependent on securing equity and/or debt financing, which might be more difficult to secure for an exploration company than for a more established counterpart. Companies involved in the manufacturing of lithium-ion batteries are subject to the effects of price fluctuations of traditional and alternative sources of energy, developments in battery and alternative energy technology, the possibility that government subsidies for alternative energy will be eliminated and the possibility that lithium-ion technology is not suitable for widespread adoption. Companies in the materials sector are affected by commodity price volatility, exchange rates, import controls and worldwide competition. At times, worldwide production of industrial materials has exceeded demand, leading to poor investment returns or outright losses. Issuers in the materials sector are at risk of depletion of resources, technological progress, labor relations, governmental regulations and environmental damage and product liability claims.

The Policies of the Global X Lithium & Battery Tech ETF’s Investment Advisor, Global X Management Company LLC, and the Sponsor of Its Underlying Index, Solactive AG, Could Affect the Amount Payable on Your Notes and Their Market Value

The Global X Lithium & Battery Tech ETF’s investment advisor, Global X Management Company LLC (the “underlier investment advisor”), may from time to time be called upon to make certain policy decisions or judgments with respect to the implementation of policies of the underlier investment advisor concerning the calculation of the net asset value of the Global X Lithium & Battery Tech ETF, additions, deletions or substitutions of securities in the Global X Lithium & Battery Tech ETF and the manner in which changes affecting its underlying index are reflected in the Global X Lithium & Battery Tech ETF that could affect the market price of the shares of the Global X Lithium & Battery Tech ETF, and therefore, the amount payable on your notes on the stated maturity date. The amount payable on your notes and their market value could also be affected if the underlier investment advisor changes these policies, for example, by changing the manner in which it calculates the net asset value of the Global X Lithium & Battery Tech ETF, or if the underlier investment advisor discontinues or suspends calculation or publication of the net asset value of the Global X Lithium & Battery Tech ETF, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the Global X Lithium & Battery Tech ETF on a coupon observation date or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the Global X Lithium & Battery Tech ETF on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier” above.

In addition, Solactive AG (the “underlying index sponsor”) owns its underlying index and is responsible for the design and maintenance of its underlying index. The policies of the underlying index sponsor concerning the calculation of its underlying index, including decisions regarding the addition, deletion or substitution of the equity securities included in its underlying index, could affect the level of its underlying index and, consequently, could affect the market price of shares of the Global X Lithium & Battery Tech ETF and, therefore, the amount payable on your notes and their market value.

There is No Assurance That an Active Trading Market Will Continue for the Global X Lithium & Battery Tech ETF or That There Will Be Liquidity in Any Such Trading Market; Further, the Global X Lithium & Battery Tech ETF is Subject to Management Risks, Securities Lending Risks and Custody Risks

Although the shares of the Global X Lithium & Battery Tech ETF are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Global X Lithium & Battery Tech ETF or that there will be liquidity in the trading market.

In addition, the Global X Lithium & Battery Tech ETF is subject to management risk, which is the risk that the underlier investment advisor’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. For example, although the Global X Lithium & Battery Tech ETF generally will use a replication strategy, the Global X Lithium & Battery Tech ETF is only required to invest at least 80% of its total assets in the securities comprising the underlying index; further, the Global X Lithium & Battery Tech ETF is only required to invest at least 80% of its total assets in securities of companies that are economically tied to the lithium sector. In addition, the Global X Lithium & Battery Tech ETF’s investment advisor may be permitted to engage in securities lending with respect to a portion of the Global X Lithium & Battery Tech ETF's total assets, which could subject the Global X Lithium & Battery Tech ETF to the risk that the borrower of such loaned securities fails to return the securities in a timely manner or at all. The Global X Lithium & Battery Tech ETF is also not actively managed and may be affected by a general decline in market segments relating to its underlying index.  The underlier investment advisor invests in securities included in, or representative of, its underlying index regardless of their investment merits. The underlier investment advisor does not attempt to take defensive positions in declining markets.

In addition, the Global X Lithium & Battery Tech ETF is subject to custody risk, which refers to the risks in the process of clearing and settling trades and to the holding of securities by local banks, agents and depositories. Low trading volumes and volatile prices in less developed markets make trades harder to complete and settle, and governments or trade groups may compel local agents to hold securities in designated depositories that are not subject to independent evaluation. The less developed a country’s securities market is, the greater the likelihood of custody problems.

Further, the Global X Lithium & Battery Tech ETF is subject to listing standards adopted by NYSE Arca. There can be no assurance that the Global X Lithium & Battery Tech ETF will continue to meet the applicable listing requirements, or that the Global X Lithium & Battery Tech ETF will not be delisted.

The Global X Lithium & Battery Tech ETF and Its Underlying Index are Different and the Performance of the Global X Lithium & Battery Tech ETF May Not Correlate With the Performance of its Underlying Index

The Global X Lithium & Battery Tech ETF will generally will use a replication strategy, which is an indexing strategy that involves investing in the securities of the underlying index in approximately the same proportions as in the underlying index. However, the Global X Lithium & Battery Tech ETF may utilize a representative sampling strategy with respect to the Solactive Global Lithium Index when a replication strategy might be detrimental or disadvantageous to shareholders, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the Solactive Global Lithium Index, in instances in which a security in the Solactive Global Lithium Index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the Global X Lithium & Battery Tech ETF but not the Solactive Global Lithium Index. Although the Global X Lithium & Battery Tech ETF generally will use a replication strategy, the return of Global X Lithium & Battery Tech ETF may not match or achieve a high degree of correlation with the return of the Solactive Global Lithium Index due to, among other things, differences between the instruments held in the Global X Lithium & Battery Tech ETF's portfolio and those included in the Solactive Global Lithium Index, pricing differences, transaction costs incurred by the Global X Lithium & Battery Tech ETF, the Global X Lithium & Battery Tech ETF's holding of uninvested cash, size of the Global X Lithium & Battery Tech ETF, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the index or the costs to the Global X Lithium & Battery Tech ETF of complying with various  new  or  existing  regulatory  requirements. This  risk  may  be  heightened  during  times  of  increased  market volatility  or  other  unusual  market  conditions. Tracking  error  also  may  result  because  the  Global X Lithium & Battery Tech ETF incurs  fees  and expenses, while the index does not. Finally, as the shares of each of the Global X Lithium & Battery Tech ETF are traded on the NYSE Arca and are affected by market forces such as supply and demand, economic conditions and other factors, the trading prices of one share of the Global X Lithium & Battery Tech ETF generally differ from (and may deviate significantly during periods of market volatility from) the daily net asset value per share of the Global X Lithium & Battery Tech ETF. For these reasons, the performance of the Global X Lithium & Battery Tech ETF may not correlate with the performance of the Solactive Global Lithium Index. Consequently, the amount payable on your notes will not be the same as investing directly in the Global X Lithium & Battery Tech ETF or in the underlier stocks, and will not be the same as investing in a debt security with a payment at maturity linked to the performance of the Solactive Global Lithium Index.

The Sponsor of the Underlying Index, Solactive AG, Will Have Authority to Make Determinations that Could Affect the Value of Your Notes and the Amount You Receive at Maturity. The Goldman Sachs Group, Inc. Owns a Non-Controlling Interest in Solactive AG

The Solactive Global Lithium Index is calculated, administrated and distributed by Solactive AG (“Solactive”). As further described under the “The Underliers — Global X Lithium & Battery Tech ETF” in this pricing supplement, Solactive (in certain cases in consultation with the index committee) has discretion with respect to The Solactive Global Lithium Index. The exercise of such discretion by Solactive could adversely affect the value of your notes. The Goldman Sachs Group, Inc. owns a non-controlling interest in Solactive.

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked, in part, to an underlier that holds, in part, stocks traded in one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. For example, the United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Because foreign exchanges may be open on days when the Global X Lithium & Battery Tech ETF is not traded, the value of the securities underlying the Global X Lithium & Battery Tech ETF may change on days when shareholders will not be able to purchase or sell shares of the Global X Lithium & Battery Tech ETF. This could result in premiums or discounts to the Global X Lithium & Battery Tech ETF's net asset value that may be greater than those experienced by an underlier that does not hold foreign assets.

The Global X Lithium & Battery Tech ETF hold stocks traded in the equity markets of emerging market countries. Countries with emerging markets may have relatively unstable governments, may present the risks of nationalization of businesses, restrictions on foreign ownership and prohibitions on the repatriation of assets, and may have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. It will also likely be more costly and difficult for the underlier investment advisor to enforce the laws or regulations of a foreign country or trading facility, and it is possible that the foreign country or trading facility may not have laws or regulations which adequately protect the rights and interests of investors in the stocks included in the Global X Lithium & Battery Tech ETF.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlier with underlier stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlier stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed notes). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlier stocks that are currently included in an underlier or that in the future are included in an underlier, such underlier stocks may be removed from an underlier. If government regulatory action results in the removal of underlier stocks that have (or historically have had) significant weight in an underlier, such removal could have a material and negative effect on the level of such underlier and, therefore, your investment in the notes. Similarly, if underlier stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlier, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlier stocks from an underlier could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Your Investment in the Notes Will Be Subject to Foreign Currency Exchange Rate Risk

The Global X Lithium & Battery Tech ETF holds assets that are denominated in non-U.S. dollar currencies. The value of the assets held by the Global X Lithium & Battery Tech ETF that are denominated in non-U.S. dollar currencies will be adjusted to reflect their U.S. dollar value by converting the price of such assets from the non-U.S. dollar currency to U.S. dollars. Consequently, if the value of the U.S. dollar strengthens against the non-U.S. dollar currency in which an asset is denominated, the level of the Global X Lithium & Battery Tech ETF may not increase even if the non-dollar value of the asset held by the Global X Lithium & Battery Tech ETF increases.

Foreign currency exchange rates vary over time, and may vary considerably during the term of your notes. Changes in a particular exchange rate result from the interaction of many factors directly or indirectly affecting economic and political conditions. Of particular importance are:

●	existing and expected rates of inflation;
●	existing and expected interest rate levels;
●	the balance of payments among countries;
●	the extent of government surpluses or deficits in the relevant foreign country and the United States; and
●	other financial, economic, military, public health and political factors.

All of these factors are, in turn, sensitive to the monetary, fiscal and trade policies pursued by the governments of the relevant foreign countries and the United States and other countries important to international trade and finance.

The market price of the notes and level of the Global X Lithium & Battery Tech ETF could also be adversely affected by delays in, or refusals to grant, any required governmental approval for conversions of a local currency and remittances abroad or other de facto restrictions on the repatriation of U.S. dollars.

It has been reported that the U.K. Financial Conduct Authority and regulators from other countries are in the process of investigating the potential manipulation of published currency exchange rates.  If such manipulation has occurred or is continuing, certain published exchange rates may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been.  Any such manipulation could have an adverse impact on any payments on, and the value of, your notes and the trading market for your notes.  In addition, we cannot predict whether any changes or reforms affecting the determination or publication of exchange rates or the supervision of currency trading will be implemented in connection with these investigations.  Any such changes or reforms could also adversely impact your notes.

Even Though Currencies Trade Around-The-Clock, Your Notes Will Not

Your notes are linked an underlier that hold assets denominated in non-U.S. dollar currencies. The interbank market in foreign currencies is a global, around-the-clock market. Therefore, the hours of trading for your notes, if any trading market develops, will not conform to the hours during which the currencies in which the Global X Lithium & Battery Tech ETF is denominated or in which the underlier stocks trade. Significant price and rate movements may take place in the underlying foreign currency exchange markets that will not be reflected immediately in the price of your notes. The possibility of these movements should be taken into account in relating the value of your notes to those in the underlying foreign currency exchange markets. There is no systematic reporting of last-sale information for foreign currencies. Reasonably current bid and offer information is available in certain brokers’ offices, in bank foreign currency trading offices and to others who wish to subscribe for this information, but this information will not necessarily be reflected in the value of the Global X Lithium & Battery Tech ETF used to calculate the amount payable on your notes. There is no regulatory requirement that those quotations be firm or revised on a timely basis. The absence of last-sale information and the limited availability of quotations to individual investors may make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign currency exchange markets.

Additional Risks Related to the SPDR® Gold Trust

The Policies of the Trustee of the SPDR® Gold Trust, The Bank of New York Mellon, Could Affect the Amount Payable on Your Notes and Their Market Value

The trustee of the SPDR® Gold Trust, The Bank of New York Mellon (the “trustee”), may be called upon to make certain policy decisions or judgments concerning the valuation of the assets held by the SPDR® Gold Trust, the calculation of the net asset value and net asset value per share, and additions, deletions or substitutions of assets in the SPDR® Gold Trust . Such determinations could affect the market price of the shares of the SPDR® Gold Trust, and therefore, the amount payable on your notes. The amount payable on your notes and their market value could also be affected if the trustee changes these policies, for example, by changing or discontinuing the manner in which it evaluates the assets held by the SPDR® Gold Trust and the manner in which it calculates the net asset value of the SPDR® Gold Trust, in which case it may become difficult or inappropriate to determine the market value of your notes.

If events such as these occur, the calculation agent — which initially will be GS&Co. — may determine the closing level of the SPDR® Gold Trust on a coupon observation date or the determination date — and thus the amount payable on a coupon payment date or the stated maturity date, if any — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the closing level of the SPDR® Gold Trust on a coupon observation date or the determination date, as applicable, and the amount payable on your notes more fully under “Terms and Conditions — Discontinuance or modification of an underlier” above.

There is No Assurance That an Active Trading Market Will Continue for the SPDR® Gold Trust or That There Will Be Liquidity in Any Such Trading Market; Further, the SPDR® Gold Trust is Subject to Custody Risks

Although the shares of the SPDR® Gold Trust are listed for trading on NYSE Arca, Inc. (the “NYSE Arca”) and a number of similar products have been traded on the NYSE Arca or other securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the SPDR® Gold Trust or that there will be liquidity in the trading market.

The purpose of the SPDR® Gold Trust is to own gold transferred to the SPDR® Gold Trust in exchange for shares issued by the SPDR® Gold Trust. The SPDR® Gold Trust is not actively managed and may be affected by a decline in the price of gold.

In addition, the SPDR® Gold Trust is subject to custody risk, which refers to the risks in safekeeping the SPDR® Gold Trust’s gold bars and facilitating the transfer of gold bars into and out of the SPDR® Gold Trust.

The SPDR® Gold Trust is a Concentrated Investment in a Single Commodity and Does Not Provide Diversified Exposure

The SPDR® Gold Trust is concentrated in a single commodity. As a result, the performance of the SPDR® Gold Trust will be concentrated in the performance of that specific commodity. Although your investment in the notes will not result in the ownership or other direct interest in the commodity held (directly or indirectly) by the SPDR® Gold Trust, the return on your investment in the notes will be subject to certain risks similar to those associated with direct investment in that commodity. This increases the risk that any market events that create a decrease in demand for or the trading price of the commodity would significantly adversely affect the SPDR® Gold Trust, which could have an adverse impact on the value of the notes.

The Value of the Shares of SPDR® Gold Trust Relates Directly to the Value of the Gold Held by SPDR® Gold Trust and Fluctuations in the Price of Gold Could Materially Adversely Affect an Investment in SPDR® Gold Trust’s Shares

The shares are designed to mirror as closely as possible the performance of the price of gold, and the value of the shares relates directly to the value of the gold held by SPDR® Gold Trust, less the trust’s liabilities (including estimated accrued expenses). The price of gold has fluctuated widely over the past several years. Several factors may affect the price of gold, including, but not limited to:

●

global supply and demand of gold, which may be influenced by such factors as gold’s uses in jewelry, technology and industrial applications, purchases made by investors in the form of bars, coins and other gold products, forward selling by gold producers, purchases made by gold producers to unwind their hedge positions, central bank purchases and sales, and production and cost levels in the major gold-producing countries such as China, the United States and Australia;

●	interest rates;
●	investors’ expectations concerning inflation rates;
●	currency exchange rates;
●	investment and trading activities of hedge funds and commodity funds;
●	global or regional political, economic or financial events and situations, especially those unexpected in nature; and
●	other economic variables such as income growth, economic output and monetary policies.

Gold markets have historically experienced extended periods of flat or declining prices, in addition to sharp fluctuations.

Fees and Expenses Payable by the SPDR® Gold Trust Are Charged Regardless of Profitability and May Result in a Depletion of its Assets

The SPDR® Gold Trust is subject to fees and expenses, which are payable irrespective of profitability. Interest earned on the assets posted as collateral is paid to the SPDR® Gold Trust and is used to pay fees and expenses. A prolonged decline in interest rates could materially affect the amount of interest paid to the SPDR® Gold Trust. In the case of either an extraordinary expense and/or insufficient interest income to cover ordinary expenses, the SPDR® Gold Trust could be forced to liquidate its positions in gold to pay such expenses.

Potential Discrepancies, or Future Changes, in the Calculation of the LBMA Gold Price PM Could Have an Adverse Effect on the Value of the SPDR® Gold Trust Shares

The value of the gold held by the SPDR® Gold Trust is determined using the LBMA Gold Price PM, which is the LBMA Gold Price determined at 3:00 pm (London time) on the particular day. ICE Benchmark Administration (IBA) is the administrator for the LBMA Gold Price PM, and IBA provides the auction platform, methodology as well as overall independent administration and governance for the LBMA Gold Price. As the administrator of the LBMA Gold Price, IBA operates an electronic and tradeable auction process. The price formation is in U.S. dollars only and prices are set twice daily at 10:30 a.m. and 3:00 p.m. (London time). Within the process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 30 seconds until the buy and sell orders are matched.

If the LBMA Gold Price PM does not prove to be an accurate benchmark, and the LBMA Gold Price PM varies materially from the price of gold determined by other mechanisms, the net asset value of the SPDR® Gold Trust and, therefore, the value of an investment in the shares could be adversely impacted. Further, the calculation of the LBMA Gold Price PM is not an exact process, but is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The LBMA Gold Price PM does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the LBMA Gold Price PM auction process. Any future developments or changes in the determination of the LBMA Gold price PM, to the extent they have a material impact on the LBMA Gold Price PM, could adversely impact the net asset value of the SPDR® Gold Trust and the value of the shares.

The Amount of Gold Represented by the Shares of SPDR® Gold Trust Will Continue to Be Reduced During the Life of SPDR® Gold Trust Due to SPDR® Gold Trust’s Expenses

Each outstanding share represents a fractional, undivided interest in the gold held by SPDR® Gold Trust. The SPDR® Gold Trust does not generate any income and regularly sells gold to pay for its ongoing expenses. Therefore, the amount of gold represented by each share has gradually declined over time. This is also true with respect to shares that are issued in exchange for additional deposits of gold into the SPDR® Gold Trust, as the amount of gold required to create shares proportionately reflects the amount of gold represented by the shares outstanding at the time of creation. Assuming a constant gold price, the trading price of the shares is expected to gradually decline relative to the price of gold as the amount of gold represented by the shares gradually declines.

Termination or Liquidation of the SPDR® Gold Trust Could Adversely Affect the Value of the Notes

The SPDR® Gold Trust is a Delaware statutory trust. The trust may be required to terminate and liquidate at a time that is disadvantageous to you. If the trust is required to terminate and liquidate, such termination and liquidation could occur at a time when the price of gold is lower than the price of gold at the time when you purchased your notes, which could have an adverse impact on the value of the notes.

Legal and Regulatory Changes Could Adversely Affect the Return on and Value of Your Notes

The Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank), which effected substantial changes to the regulation of the futures and over-the-counter (OTC) derivatives markets, was enacted in July 2010. Dodd-Frank requires regulators, including the Commodity Futures Trading Commission (CFTC), to adopt regulations to implement many of the requirements of the legislation. While the CFTC has adopted many of the required regulations, a number of them have only recently become effective, and certain requirements remain to be finalized. The ultimate impact of the regulatory scheme, therefore, cannot yet be fully determined. Under Dodd-Frank, in October 2020 the CFTC adopted a rule to impose limits on the size of positions that can be held by market participants in futures and OTC derivatives on physical commodities. Required compliance with the new position limits rule begins on January 1, 2022 for physical commodity futures (and any associated referenced contracts other than economically equivalent swaps) and on January 1, 2023 for economically equivalent swaps. Related to the position limits rule, the CFTC has recently adopted final rules governing the aggregation of positions by market participants under common control and by trading managers. While the ultimate scope and impact of the proposed position limits rule, final aggregation rules and other CFTC rules cannot be conclusively determined at present, these new requirements could restrict the ability of certain market participants to participate in the commodities, futures and swap markets and markets for other OTC derivatives on physical commodities to the extent and at the levels that they have in the past. These factors may also have the effect of reducing liquidity and increasing costs in these markets as well as affecting the structure of the markets in other ways.

In addition, these legislative and regulatory changes have increased, and will continue to increase, the level of regulation of markets and market participants, and therefore the costs of participating in the commodities, futures and OTC derivatives markets. Without limitation, these changes require many OTC derivatives transactions to be executed on regulated exchanges or trading platforms and cleared through regulated clearing houses. Swap dealers (as defined by the CFTC) are also required to be registered and are subject to various regulatory requirements, including, but not limited to, posting and collecting margin for un-cleared OTC swaps traded bilaterally with financial entities, recordkeeping, reporting and various business conduct requirements, as well as proposed minimum financial capital requirements. These legislative and regulatory changes, and the resulting increased costs and regulatory oversight requirements, could result in market participants being required to, or deciding to, limit their trading activities, which could cause reductions in market liquidity and increases in market volatility. In addition, transaction costs incurred by market participants are likely to be higher than in the past, reflecting the costs of compliance with the new regulations. These consequences could adversely affect the price of the underliers, which could in turn adversely affect the return on and value of your notes.

In addition, other regulatory bodies have passed or proposed, or may propose in the future, legislation similar to that proposed by Dodd-Frank or other legislation containing other restrictions that could adversely impact the liquidity of and increase costs of participating in the commodities markets. For example, the European Union (“EU”) Markets in Financial Instruments Directive (Directive 2014/65/EU) and Markets in Financial Instruments Regulation (Regulation (EU) No 600/2014) (together “MiFID II”), which has applied since January 3, 2018, governs the provision of investment services and activities in relation to, as well as the organized trading of, financial instruments such as shares, bonds, units in collective investment schemes and derivatives. In particular, MiFID II requires EU Member States to apply position limits to the size of a net position which a person can hold at any time in commodity derivatives traded on EU trading venues and in “economically equivalent” OTC contracts. By way of further example, the European Market Infrastructure Regulation (Regulation (EU) No 648/2012) (“EMIR”) introduced certain requirements in respect of OTC derivatives including: (i) the mandatory clearing of OTC derivative contracts declared subject to the clearing obligation; (ii) risk mitigation techniques in respect of uncleared OTC derivative contracts, including the mandatory margining of uncleared OTC derivative contracts; and (iii) reporting and recordkeeping requirements in respect of all derivative contracts. In the event that the requirements under EMIR and MiFID II apply, these are expected to increase the cost of transacting derivatives.

Ongoing Commodities-Related Regulatory Investigations And Private Litigation Could Affect Prices for Commodities, Which Could Adversely Affect Your Notes

An increased focus on price setting and trading prices by regulators and exchanges recently have resulted in a number of changes to the ways in which prices are determined, including prices for commodities. This increased focus also resulted in the publication of standards for benchmark setting by the International Organization of Securities Commissions. Investigations by regulatory authorities, enforcement actions and criminal proceedings in the United States and around the world, and private litigation regarding potential direct and indirect manipulation of the trading prices of certain commodities, are ongoing against a number of firms.

These ongoing investigations, actions, proceedings and litigations may result in further review by exchanges and regulators of the methods by which commodities prices are determined and the manner in which commodities are traded and changes to those methods. In addition, changes to other commodity-related activities, such as storage facilities and delivery methods, may also occur. If any of these changes occur, the price of the commodity to which your notes may be linked may be affected, which may thereby adversely affect the price of the underliers and your notes.

In addition, if alleged trading price manipulation or other alleged conduct that may have artificially affected prices has occurred or is continuing, certain published commodity prices (including historical prices) may have been, or may be in the future, artificially lower (or higher) than they would otherwise have been. In particular, the historical trading information of the commodity to which your notes may be linked may be incorrect and, as a result, may not be representative of the prices or changes in prices or the volatility of the commodity to which your notes may be linked. In the future, any such artificially lower (or higher) prices could have an adverse impact on the relevant commodities or commodity contracts and any payments on, and the value of, your notes and the trading market for your notes.

Risks Related to Tax

The Tax Consequences of an Investment in Your Notes Are Uncertain

The tax consequences of an investment in your notes are uncertain, both as to the timing and character of any inclusion in income in respect of your notes.

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your notes, and any such guidance could adversely affect the value and the tax treatment of your notes. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.  We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences – United States Holders – Possible Change in Law” below. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” on page PS-36 below unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.  Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Your Notes May Be Subject to the Constructive Ownership Rules

There exists a risk that the constructive ownership rules of Section 1260 of the Internal Revenue Code could apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

THE UNDERLIERS

Global X Lithium & Battery Tech ETF

The shares of the Global X Lithium & Battery Tech ETF (the “ETF”) are issued by the Global X Funds (the “trust”), a registered investment company.

•	The ETF seeks investment results that, before fees and expenses, correspond generally to the total return performance of the Solactive Global Lithium Index (the “index”).
•	The ETF’s investment advisor is Global X Management Company LLC (“Global X”).
•	The ETF’s shares trade on the NYSE Arca under the ticker symbol “LIT”.
•	The trust’s SEC CIK Number is 0001432353.
•	The ETF’s inception date was July 22, 2010.
•	The ETF’s shares are issued or redeemed only in creation units of 50,000 shares or multiples thereof.

We obtained the following fee information from the Global X website, without independent verification. Global X is entitled to receive a management fee from the ETF at an annual rate of 0.75% of the value of the ETF shares. As of June 30, 2021, the total expense ratio of the ETF was 0.75% per annum.

For additional information regarding the ETF or Global X, please consult the reports (including the Semi-Annual Report to Shareholders on Form N-CSRS for the period ended April 30, 2021) and other information the trust files with the SEC. In addition, information regarding the ETF (including the top ten holdings and weights, sector weights and country weights) may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the Global X website at globalxetfs.com/funds/lit/.  We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the index. Global X uses a "passive" or indexing approach to try to achieve the ETF's investment objective. Unlike many investment companies, the ETF does not try to outperform the index and does not seek temporary defensive positions when markets decline or appear overvalued. The ETF's investment objective and index may be changed without shareholder approval.

The ETF generally will use a replication strategy. A replication strategy is an indexing strategy that involves investing in the securities of the index in approximately the same proportions as in the index. However, the ETF may utilize a representative sampling strategy with respect to the index when a replication strategy might be detrimental or disadvantageous to shareholders, such as when there are practical difficulties or substantial costs involved in compiling a portfolio of equity securities to replicate the index, in instances in which a security in the index becomes temporarily illiquid, unavailable or less liquid, or as a result of legal restrictions or limitations (such as tax diversification requirements) that apply to the ETF but not the index.

The ETF invests at least 80% of its total assets in the securities of the index and in American depositary receipts and Global depositary receipts based on the securities in the index. The ETF also invests at least 80% of its total assets in securities of companies that are economically tied to the lithium industry. Companies economically tied to the lithium industry include those engaged in lithium mining and lithium battery production. The ETF's 80% investment policies are non-fundamental and require 60 days’ prior written notice to shareholders before they can be changed.

The ETF may lend securities representing up to one-third of the value of the ETF’s total assets (including the value of the collateral received).

Notwithstanding the ETF’s investment objective, the return on your notes will not reflect any dividends paid on the ETF shares, on the securities purchased by the ETF or on the securities that comprise the index.

Correlation

Although Global X seeks to track the performance of the index (i.e., achieve a high degree of correlation with the index), the ETF’s return may not match the return of the index. Tracking error may occur because of differences between the instruments held in the ETF's portfolio and those included in the index, pricing differences, transaction costs incurred by the ETF, the ETF's holding of uninvested cash, the size of the ETF, differences in timing of the accrual of or the valuation of dividends or interest, tax gains or losses, changes to the index or the costs to the ETF of complying with various new  or  existing  regulatory  requirements. This risk  may  be  heightened  during  times  of  increased  market volatility  or  other  unusual  market  conditions. Tracking error  also  may  result  because  the  ETF incurs  fees  and expenses, while the index does not. Global X expects that, over time, the correlation between the ETF's performance and that of the index, before fees and expenses, will exceed 95%. A correlation percentage of 100% would indicate perfect correlation. If the ETF uses a replication strategy, it can be expected to have greater correlation to the index than if it uses a representative sampling strategy.

Industry Concentration Policy

The ETF concentrates  its  investments  (i.e.,  holds  25%  or  more  of  its  total  assets)  in  a  particular  industry  or  group  of  industries to approximately the same extent that the Index is concentrated.

Solactive Global Lithium Index

The Solactive Global Lithium Index (the “index”):

•	is an equity index, and therefore cannot be invested in directly;
•	does not file reports with the SEC because it is not an issuer;
•	is based on 100 as at the close of trading on the start date of September 7, 2010; and
•	is calculated, administrated and distributed by Solactive AG (“Solactive”).

The index tracks the performance of the largest and most liquid listed companies active in lithium mining, exploration or a closely related activity and/or production of lithium batteries or a closely related activity. The index is a net total return index and is published in USD. Additional information regarding the Solactive Global Lithium Index may be obtained from the following website: solactive.com/Indices/?index=DE000A1EY8J4. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Selection of the Index Constituents

The index is reconstituted once a year on the last business day in October. The composition of the index is determined on the business day that is ten business days before the last weekday in October (“selection day”). On each selection day, Solactive defines the selection pool for the index as the companies that fulfill the following conditions:

•

Listing on a regulated stock exchange in the form of shares tradable for foreign investors without restrictions, including stocks listed on the Shanghai-Hong Kong Stock Connect and Shenzhen-Hong Kong Stock Connect;

•

Business operations in lithium mining, exploration or a closely related activity (“lithium mining companies”) or production of lithium batteries or a closely related activity (“lithium battery companies”), in which significant revenues are generated or expected to be generated either from a relative (i.e. in terms of the company’s total revenues) or absolute (i.e. in terms of the absolute size of the revenues, “non-pure play company”) point of view;

•

Free float market capitalization of at least 50 million USD for companies that are not in the index as of the selection day, and 25 million USD for companies that are in the index as of the selection day; and

•

Average daily traded value over all national exchanges within the listed country of at least 200,000 USD in the last three months for companies that are not in the index as of the selection day, and 100,000 USD for companies that are in the index as of the selection day. However, the index committee may decide to include companies in the selection pool which do not fulfil the liquidity criterion.

The companies in the selection pool are ranked according to their free float market capitalization, which is the market value of shares of a company that are in circulation, expressed in USD. The company with the largest free float market capitalization is assigned rank number 1, the company with the second-largest free float market capitalization is assigned rank number 2, and so on. Companies are selected for the index in the order of highest rank to lowest rank (for the avoidance of doubt, rank number 1 is higher than rank number 2).

The minimum number of index constituents is 20 and the maximum number of index constituents is 40. The index committee may decide to increase the maximum number of index constituents on a selection day. In case the rank assigned to a company which is currently an index constituent on a selection day is not sufficient to be selected as an index constituent, it shall only be removed from the index if its rank exceeds the maximum number of index constituents by more than ten ranks. The company with the lowest rank which is selected as an index constituent but which is not currently an index constituent on the selection day is not included in the index in this case.

If the number of index constituents is above 20, the index committee may decide to limit the number of non-pure play companies in the index in order to ensure appropriate representation of lithium mining companies and lithium battery companies (collectively, the “lithium sector”) in the index.

If the number of companies that meet all the average daily traded value criterion is smaller than the minimum number of index constituents, companies that are currently in the index will only be excluded if they have a significant number of non-trading days.

The number of index constituents listed on either the Shanghai-Hong Kong Stock Connect or the Shenzhen-Hong Kong Stock Connect is capped at 30% of the number of index constituents. This means, if there are 40 index constituents, only 12 index constituents can be listed on either the Shanghai-Hong Kong Stock Connect or the Shenzhen-Hong Kong Stock Connect. If the cap would result in a remainder, the number of constituents is rounded down to the closest integral number of index constituents, e.g. 11.7 would be rounded down to 11 index constituents.

The new index composition is valid starting on the immediately following the last trading day in October (“adjustment day”).

In addition, once a year on the business day that is ten business days before the last weekend in April (“review day”), Solactive reviews the existing index constituents to confirm that they continue to satisfy the free float market capitalization, lithium sector and average daily traded value eligibility criteria listed above. If any index constituent fails to satisfy one or more of these eligibility criteria, it will be removed from the index and the weight of the index constituent will be redistributed pro-rata to the remaining index constituents. The updated index composition is valid starting on the immediately following the last trading day in April (“review adjustment day”).

Weighting of Index Constituents

On each selection day and review day (each an “evaluation day”), each index constituent is weighted proportionally according to its free float market capitalization, subject to the following:

•

If the index committee determines that the average daily value traded of an index constituent in the 3 months prior to an adjustment day is too low relative to its free float market capitalization, the index committee may decide to cap the percentage weight of the index constituent.

•	The percentage weight of an index constituent which is a lithium mining company is capped at 20% on each evaluation day.
•	The percentage weight of an index constituent which is a lithium battery company is capped at 4.75% on each evaluation day.
•	The collective percentage weight of all index constituents with a percentage weight exceeding 4.75% is capped at 44.5% on each evaluation day.
•	In each case, the excess weight is allocated proportionally to all index constituents whose percentage weight is not capped.

Notwithstanding the foregoing, the index committee may decide on an evaluation day that if the current index composition and weightings are still compliant with applicable financial product regulations and if the index still validly represents the lithium market (in particular, no index constituents need to be added or removed) that there will be no change to the composition or weightings on the upcoming adjustment day or review adjustment day, as applicable.

After the new weights are determined, the capping process described under “Continuous Listing Standard Review” will be applied.

Calculation of the Net Total Return of the Index

On any given business day, the value of the index is equal to the sum of the product of, for each index constituent, (a) the number of shares of the index constituent included in the index and (b) the price of the index constituent on its respective exchange. The number of shares of an index constituent is equal to (i) the percentage weight of the index constituent in the index multiplied by the index value divided by (ii) the closing price on its respective exchange. Prices of index constituents not listed in USD are converted into USD using the current Intercontinental Exchange (the “ICE”) spot foreign exchange rate. Dividend payments and other distributions, less the applicable withholding tax rate and/or other applicable tax rate in the relevant country, are included in the index by means of an adjustment of the number of shares of the corresponding index constituent.

Maintenance of the Index

Extraordinary Adjustments

If a company included in the index is removed from the index between two adjustment days due to an extraordinary event such as a merger, a takeover bid, a delisting, the nationalisation of a company or an insolvency, a committee composed of staff from Solactive (“index committee”) shall designate a successor to take its place.

Continuous Listing Standard Review

On each business day that is 10 business days before the last trading day in January, April, July and October, the index composition will be reviewed for a breach of the following criteria (“continuous listing standards”):

•

The maximum weight of the top index constituent must not be larger than 25%. If this criterion is breached, the stock is capped at 22% and the excess weight is redistributed to other non-capped stocks.

•

The maximum aggregate weight of the top 5 index constituents must not exceed 60%. If this criterion is breached, the stocks will be proportionally capped at 55% and the excess weight is redistributed to other non-capped stocks.

•

The maximum weight of index constituents with a market liquidity below 250,000 shares traded (monthly average of the previous 6 months) and USD $25 million monthly average daily traded value (monthly average of the previous 6 months) must not exceed 30%. If this criterion is breached, the offending stocks will be proportionally capped at 25% and the excess weight is redistributed to other non-capped stocks.

•

The maximum weight of index constituents with a full-market capitalization below USD $100 million must not account for more than 10%. If this criterion is breached, the offending stocks will be proportionally capped at 9% and the excess weight is redistributed to other non-capped stocks.

This reweighting process will be repeated until no continuous listing standards are breached. In the event that the continuous listing standards criteria cannot be satisfied using the buffers described above, the weighting will be reviewed by the index committee. After the review a decision will be announced publicly.

Corporate Actions

The index is adjusted for corporate actions, including capital increases, rights issues, share splits, par value conversions and capital reductions, in order to address dilution, concentration or other effects due to corporate actions.

SPDR® Gold Trust

The SPDR® Gold Trust (the “trust”) issues SPDR® Gold Shares, which represent units of fractional undivided beneficial interest in and ownership of the trust (the “shares”).

•	The purpose of the trust is to hold gold bars and for its shares to reflect the performance of the price of gold bullion minus the trust’s expenses and fees.
•	The shares trade under the ticker symbol “GLD” on the NYSE Arca.
•	The trust’s SEC CIK Number is 0001222333.
•	The trust’s inception date was November 12, 2004.
•	The trust’s shares are issued or redeemed only in baskets of 100,000 shares

We have derived all information regarding the trust and the shares contained in this pricing supplement from publicly available information without independent verification. For additional information regarding the trust, please consult the reports (including the annual report on Form 10-K for the fiscal year ended September 30, 2020) and other information the trust files with the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC or through the SEC’s website at sec.gov. Additional information regarding the trust may be obtained from other sources including, but not limited to, press releases, newspaper articles, other publicly available documents, and the SPDR® Gold Shares website at spdrgoldshares.com. We are not incorporating by reference the website, the sources listed above or any material they include in this pricing supplement.

The Trust

The SPDR® Gold Trust is an investment trust, formed on November 12, 2004, that holds gold bars and is expected from time to time to issue blocks of 100,000 trust shares (called baskets) in exchange for deposits of gold and to distribute gold in connection with redemptions of baskets.

The trust’s sponsor is World Gold Trust Services, LLC, a Delaware limited liability company, which is wholly-owned by the World Gold Council, a not-for-profit association registered under Swiss law. The sponsor established the trust and generally oversees the performance of the trustee and the trust’s principal service providers, but does not exercise day-to-day oversight. The sponsor may remove the trustee and appoint a successor in certain circumstances.

The trustee is BNY Mellon Asset Servicing, a division of The Bank of New York Mellon. The trustee is generally responsible for the day-to-day administration of the trust. This includes selling the trust’s gold as needed to pay the trust’s expenses (gold sales are expected to occur approximately monthly in the ordinary course), calculating the net asset value (“NAV”) of the trust and the NAV per trust share, receiving and processing orders from authorized participants to create and redeem baskets and coordinating the processing of such orders with the custodian and The Depository Trust Company and monitoring the custodian. The trustee determines the NAV of the trust on each day that the NYSE Arca is open for regular trading, at the earlier of (i) the afternoon session of the twice daily determination of the price of an ounce of gold through an auction by the London Bullion Market Association (the “LBMA”), administered by the ICE Benchmark Administration, which starts at 3:00 PM London, England time (known as the “LBMA Gold Price PM”), or (ii) 12:00 PM New York time. The LBMA Gold Price is determined by participants in a physically settled, electronic and tradable auction. The LBMA Gold Price replaced the previously established London PM Gold Fix on March 20, 2015. The NAV of the trust is the aggregate value of the trust’s assets less its estimated accrued but unpaid liabilities (which include accrued expenses). In determining the trust’s NAV, the trustee values the gold held by the trust based on the LBMA Gold Price PM for an ounce of gold. The trustee also determines the NAV per trust share.

The custodian is HSBC Bank plc. The custodian is responsible for the safekeeping of the trust’s gold bars transferred to it in connection with the creation of baskets. The custodian also facilitates the transfer of gold in and out of the trust through gold accounts it maintains for authorized participants and the trust. The custodian is a market maker, clearer and approved weigher under the rules of the LBMA.

Shareholders of the trust have no voting rights, except in limited circumstances. Shareholders holding at least 66 2/3% of the shares outstanding may vote to remove the trustee. The trustee may terminate the trust upon the agreement of shareholders owning at least 66 2/3% of the outstanding shares. In addition, certain amendments to the trust indenture require 51% or unanimous consent of the shareholders.

The trust is not registered as an investment company under the Investment Company Act of 1940 and is not required to register under that act. The trust will not hold or trade in commodity futures contracts regulated by the Commodity Exchange Act of 1936 (the “CEA”), as administered by the Commodity Futures Trading Commission (the “CFTC”). The trust is not a commodity pool for purposes of the CEA, and none of the sponsor, the trustee or the marketing agent, State Street Global Advisors Funds Distributors, LLC, is subject to regulation by the CFTC as a commodity pool operator or a commodity trading advisor in connection with the shares.

Investment Objective

The investment objective of the trust is for the shares to reflect the performance of the price of gold bullion, less the trust’s expenses. The sponsor believes that, for many investors, the shares represent a cost-effective investment in gold. The sponsor intends the shares to offer investors an opportunity to participate in the gold market through an investment in securities without the logistics of buying, storing and insuring gold. The trust has no fixed termination date and will terminate upon the occurrence of a termination event listed in the trust indenture.

The trust indenture provides for distributions to shareholders in only two circumstances. First, if the trustee and the sponsor determine that the trust’s cash account balance exceeds the anticipated expenses of the trust for the next 12 months and the excess amount is more than $0.01 per share outstanding, they shall direct the excess amount to be distributed to the shareholders. Second, if the trust is terminated and liquidated, the trustee will distribute to the shareholders any amounts remaining after the satisfaction of all outstanding liabilities of the trust and the establishment of such reserves for applicable taxes, other governmental charges and contingent or future liabilities as the trustee shall determine. Shareholders of record on the record date fixed by the trustee for a distribution will be entitled to receive their pro rata portion of any distribution.

Creation and Redemption of the Shares of the Trust

The trust creates and redeems its shares from time to time, but only in one or more baskets (a basket equals a block of 100,000 trust shares). The creation and redemption of baskets requires the delivery to the trust or the distribution by the trust of the amount of gold and any cash represented by the baskets being created or redeemed, the amount of which is based on the combined NAV of the number of trust shares included in the baskets being created or redeemed. The initial amount of gold required for deposit with the trust to create shares for the period from the formation of the trust to the first day of trading of the trust shares on the NYSE was 10,000 ounces per basket. The number of ounces of gold required to create a basket or to be delivered upon the redemption of a basket gradually decreases over time, due to the accrual of the trust’s expenses and the sale of the trust’s gold to pay the trust’s expenses. Baskets may be created or redeemed only by an authorized participant, which is a person who is a registered broker-dealer or other securities market participant such as a bank or other financial institution which is not required to register as a broker-dealer to engage in securities transactions, is a participant in the Depository Trust Company system, has entered into an agreement with the sponsor and the trustee which provides the procedures for the creation and redemption of baskets and for the delivery of the gold and any cash required for such creations and redemptions and has established an unallocated gold account with the custodian. Authorized participants pay a transaction fee for each order to create or redeem baskets and may sell the shares included in the baskets they create to other investors.

Termination Events

The sponsor may, and it is anticipated that the sponsor will, direct the trustee to terminate and liquidate the trust when the NAV of the trust is less than $350 million (as adjusted for inflation). The sponsor may also direct the trustee to terminate the trust if the CFTC determines that the trust is a commodity pool under the CEA. The trustee may also terminate the trust upon the agreement of trust shareholders owning at least 66⅔% of the outstanding trust shares.

In addition, the trustee will terminate and liquidate the trust if one of the following events occurs:

●	The Depository Trust Company, the securities depository for the shares of the trust, is unwilling or unable to perform its functions under the trust indenture and no suitable replacement is available;
●

The shares of the trust are de-listed from the NYSE Arca and are not listed for trading on another U.S. national securities exchange or through the Nasdaq Stock Market within five business days from the date the shares of the trust are de-listed;

●	The NAV of the trust remains less than $50 million for a period of 50 consecutive business days;

●	The sponsor resigns or is unable to perform its duties or becomes bankrupt or insolvent and the trustee has not appointed a successor and has not itself agreed to act as sponsor;
●	The trustee resigns or is removed and no successor trustee is appointed within 60 days;
●	The custodian resigns and no successor custodian is appointed within 60 days;
●	The sale of all of the trust’s assets;
●	The trust fails to qualify for treatment, or ceases to be treated, for U.S. federal income tax purposes, as a grantor trust; or
●	The maximum period for which the trust is allowed to exist under New York law ends.

Upon the termination of the trust, the trustee will, within a reasonable time after the termination of the trust, sell the trust’s gold bars and, after paying or making provision for the trust’s liabilities, distribute the proceeds to the shareholders of the trust.

Valuation of Gold and NAV

As of 3:00 PM London time on each day that the NYSE Arca is open for regular trading or, if no LBMA Gold Price PM is determined at 3:00 PM London time on such day or the LBMA Gold Price PM has not been announced by 12:00 PM New York time on such day, as of 12:00 PM New York time on such day, the trustee values the gold held by the trust and determines both the adjusted NAV and the NAV of the trust. The trustee values the trust’s gold on the basis of that day’s LBMA Gold Price PM or, if no LBMA Gold Price PM is determined on such day or has not been announced by the valuation time, the next most recent LBMA Gold Price (AM or PM) determined prior to that time is used, unless the trustee, in consultation with the sponsor, determines that such price is inappropriate as a basis for valuation. In the event the trustee and the sponsor determine that the LBMA Gold Price PM or last prior LBMA Gold Price (AM or PM) is not an appropriate basis for valuation of the trust’s gold, they shall identify an alternative basis for such valuation to be employed by the trustee. Once the value of the gold has been determined, the trustee subtracts all estimated accrued fees (other than the fees accruing for the evaluation day which are computed by reference to the adjusted NAV of the trust or the custody fees accruing for the evaluation day which are based on the value of the gold held by the trust), expenses and other liabilities of the trust from the total value of the gold and all other assets of the trust (other than any amounts credited to the trust’s reserve account, if established). The resulting figure is the adjusted NAV of the trust. The adjusted NAV of the trust is used to compute the fees of the sponsor, the trustee and the marketing agent. To determine the trust’s NAV, the trustee subtracts the amount of estimated accrued fees accruing for the evaluation day which are computed by reference to the adjusted NAV of the trust and to the value of the gold held by the trust from the adjusted NAV of the trust. The resulting figure is the NAV of the trust. The trustee also determines the NAV per trust share by dividing the NAV of the trust by the number of the trust shares outstanding as of the close of trading on NYSE Arca (which includes the net number of any trust shares created or redeemed on such evaluation day).

The shares may trade at, above or below the NAV per share. The NAV per share fluctuates with changes in the market value of the trust’s assets. The trading price of the shares fluctuates in accordance with changes in the NAV per share as well as market supply and demand.

Expenses and Fees

The trust’s only recurring fixed expense is the sponsor’s fees which accrue daily at an annual rate equal to 0.40% of the daily NAV. In exchange for the sponsor’s fee, the sponsor has agreed to pay all ordinary fees and expenses of the trust (which include the fees and expenses of the trustee and the fees and expenses of the custodian for the custody of the trust’s gold bars), the fees and expenses of the sponsor, certain taxes, the fees of the marketing agent, printing and mailing costs, legal and audit fees, registration fees, NYSE Arca listing fees and other marketing costs and expenses. In order to pay the trust’s expenses, the trustee sells gold held by the trust on an as needed basis. Each sale of gold by the trust is a taxable event to shareholders of the trust.

Additionally, if the trust incurs unforeseen expenses that cause the total ordinary expenses of the trust to exceed 0.70% per year of the daily adjusted NAV of the trust, the ordinary expenses will accrue at a rate greater than 0.40% per year of the daily adjusted NAV of the trust, even after the sponsor and the marketing agent have completely waived their combined fees of 0.30% per year of the daily adjusted NAV of the trust.

The trustee’s fee is payable monthly in arrears and is accrued daily at an annual rate equal to 0.02% of the adjusted NAV of the trust, subject to a minimum fee of $500,000 and a maximum fee of $2,000,000 per year. The custodian’s fee is computed at an annual rate equal to 0.10% of the average daily aggregate value of the first 4.5 million ounces of gold held in the trust and 0.06% of the average daily aggregate value of all gold held in the trust in excess of 4.5 million ounces.

Understanding the LBMA Gold Price

Although the market for physical gold is global, most over the counter market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

ICE Benchmark Administration (“IBA”), on behalf of the LBMA, has assumed responsibility for establishing the LBMA Gold Price as of March 20, 2015.  In April 2017, the IBA introduced central clearing to the gold auction. Central clearing removes the need for firms to have large bilateral credit lines in place with each other in order to become a direct participant. This opens up the auction to a broader cross section of the market and also facilitates greater volume in the auction.

IBA operates electronic auctions for spot, unallocated Loco London gold (gold bullion that is physically held in London), providing a market-based platform for buyers and sellers to trade. The auctions are run at 10:30am and 3:00pm London time. The final auction price is published to the market as LBMA Gold Price AM and LBMA Gold Price PM.

The price formation for the gold auction is in USD only. The final price is converted into the benchmark in other currencies including: Australian Dollars; British Pounds, Canadian Dollars, Euros, Onshore and Offshore Yuan, Indian Rupees, Japanese Yen, Malaysian Ringgit, Russian Rubles, Singapore Dollars, South African Rand, Swiss Francs, New Taiwan Dollars, Thai Baht and Turkish Lira. The benchmarks in other currencies are not tradeable directly through the auction.

The methodology is reviewed by the Precious Metals Oversight Committee as documented in its Terms of Reference. The frequency of reviews is set by the Oversight Committee through its Calendar of Agenda Items.

The auctions run in rounds of 30 seconds. At the start of each round, IBA publishes a price for that round. Participants then have 30 seconds to enter, change or cancel their orders (how much gold they want to buy or sell at that price). At the end of each round, order entry is frozen and the system checks to see if the difference between buying and selling (the imbalance) is within the imbalance threshold (normally 10,000 oz. for gold).

If the imbalance is outside of the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished and the price is set. Any imbalance is shared equally between all direct participants (even if they did not place orders or did not log in) and the net volume for each participant trades at the final price. The final price is then published as the LBMA Gold Price in US Dollars and also converted into the benchmarks in other currencies using foreign exchange rates from when the final round ended.

The prices during the auction are determined by an algorithm that takes into account current market conditions and the activity in the auction. Each auction is actively supervised by IBA staff.

If the IBA discovers an error during an auction round, the auction round could be stopped and restarted. If the IBA makes an error in an auction which is discovered after an auction is finished, the auction could not be rerun, but the IBA could replace the published auction price with a No Publication. If a participant makes an error which is discovered after an auction is finished, the auction could not be rerun. If fewer than three direct participants are present for the auction and the IBA therefore publishes a price without conducting an auction but the IBA publishes an incorrect price, the incorrect price could be amended if the error were discovered within 30 minutes after publication. If the IBA publishes an incorrect non-USD price, the incorrect non-USD price could be amended if the error were discovered within 30 minutes after publication.

Historical Closing Levels of the Underliers

The closing levels of the underliers have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underliers have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing level of any underlier during the period shown below is not an indication that such underlier is more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing levels of an underlier as an indication of the future performance of an underlier, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of any underlier or the underlier stocks will result in you receiving any coupon payments or receiving the outstanding face amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performance of the underliers.  Before investing in the offered notes, you should consult publicly available information to determine the relevant underlier levels between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underliers.  The actual performance of an underlier over the life of the offered notes, as well as the cash settlement amount at maturity may bear little relation to the historical levels shown below.

The graphs below show the daily historical closing levels of each underlier from January 1, 2016 through August 12, 2021.  As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and commodities and, as a result, the level of most equity ETFs and commodity ETFs. We obtained the levels in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the Global X Lithium & Battery Tech ETF

Historical Performance of the SPDR® Gold Trust

Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc.  In addition, it is the opinion of Sidley Austin llp that the characterization of the notes for U.S. federal income tax purposes that will be required under the terms of the notes, as discussed below, is a reasonable interpretation of current law.

This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a life insurance company;
•	a regulated investment company;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a tax exempt organization;
•	a partnership;
•	a person that owns a note as a hedge or that is hedged against interest rate risks;
•	a person that owns a note as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

Although this section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect, no statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes, and as a result, the U.S. federal income tax consequences of your investment in your notes are uncertain. Moreover, these laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This section applies to you only if you are a United States holder that holds your notes as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Tax Treatment. You will be obligated pursuant to the terms of the notes — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize your notes for all tax purposes as income-bearing pre-paid derivative contracts in respect of the underliers. Except as otherwise stated below, the discussion below assumes that the notes will be so treated.

Coupon payments that you receive should be included in ordinary income at the time you receive the payment or when the payment accrues, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Upon the sale, exchange, redemption or maturity of your notes, you should recognize capital gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or maturity (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your notes. Your tax basis in your notes will generally be equal to the amount that you paid for the notes.  Such capital gain or loss should generally be short-term capital gain or loss if you hold the notes for one year or less, and should be long-term capital gain or loss if you hold the notes for more than one year. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

In addition, the constructive ownership rules of Section 1260 of the Internal Revenue Code could possibly apply to your notes. If your notes were subject to the constructive ownership rules, then any long-term capital gain that you realize upon the sale, exchange, redemption or maturity of your notes would be re-characterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such re-characterized capital gain) to the extent that such capital gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). Because the application of the constructive ownership rules is unclear you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the notes.

No statutory, judicial or administrative authority directly discusses how your notes should be treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in the notes are uncertain and alternative characterizations are possible. Accordingly, we urge you to consult your tax advisor in determining the tax consequences of an investment in your notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

Alternative Treatments.  There is no judicial or administrative authority discussing how your notes should be treated for U.S. federal income tax purposes. Therefore, the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, the Internal Revenue Service could treat your notes as a single debt instrument subject to special rules governing contingent payment debt instruments.

Under those rules, the amount of interest you are required to take into account for each accrual period would be determined by constructing a projected payment schedule for the notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule.  This method is applied by first determining the comparable yield — i.e., the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes — and then determining a payment schedule as of the applicable original issue date that would produce the comparable yield. These rules may have the effect of requiring you to include interest in income in respect of your notes prior to your receipt of cash attributable to that income.

If the rules governing contingent payment debt instruments apply, any gain you recognize upon the sale, exchange, redemption or maturity of your notes would be treated as ordinary interest income. Any loss you recognize at that time would be treated as ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, as capital loss.

If the rules governing contingent payment debt instruments apply, special rules would apply to persons who purchase a note at other than the adjusted issue price as determined for tax purposes.

It is possible that the Internal Revenue Service could assert that your notes should generally be characterized as described above, except that (1) the gain you recognize upon the sale, exchange, redemption or maturity of your notes should be treated as ordinary income or (2) you should not include the coupon payments in income as you receive them but instead you should reduce your basis in your notes by the amount of coupon payments that you receive. It is also possible that the Internal Revenue Service could seek to characterize your notes in a manner that results in tax consequences to you different from those described above. It is also possible that the Internal Revenue Service could seek to characterize your notes as notional principal contracts.  It is also possible that the coupon payments would not be treated as either ordinary income or interest for U.S. federal income tax purposes, but instead would be treated in some other manner.

It is also possible that the Internal Revenue Service could assert that your notes should be treated wholly or partially as giving rise to “collectibles” gain or loss if you have held your notes for more than one year,

although we do not think such a treatment would be appropriate in this case because a sale or exchange of the notes is not a sale or exchange of a collectible but is rather a sale or exchange of a derivative contract that reflects (through the SPDR® Gold Trust) the value of collectibles. “Collectibles” gain is currently subject to tax at marginal rates of up to 28%.

You should consult your tax advisor as to possible alternative characterizations of your notes for U.S. federal income tax purposes.

Possible Change in Law

In 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your notes after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments.  It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your notes.

In addition, on December 7, 2007, the Internal Revenue Service released a notice stating that the Internal Revenue Service and the Treasury Department are actively considering issuing guidance regarding the proper U.S. federal income tax treatment of an instrument such as the offered notes including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis.  The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments.  Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the notes for U.S. federal income tax purposes in accordance with the treatment described above unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate.

It is impossible to predict what any such legislation or administrative or regulatory guidance might provide, and whether the effective date of any legislation or guidance will affect notes that were issued before the date that such legislation or guidance is issued.  You are urged to consult your tax advisor as to the possibility that any legislative or administrative action may adversely affect the tax treatment of your notes.

Non-United States Holders

This section applies to you only if you are a non-United States holder.  You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

Because the U.S. federal income tax treatment (including the applicability of withholding) of the coupon payments on the notes is uncertain, in the absence of further guidance, we intend to withhold on the coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty under an “other income” or similar provision. We will not make payments of any additional amounts. To claim a reduced treaty rate for withholding, you generally must provide a valid Internal Revenue Service Form W-8BEN, Internal Revenue Service Form W-8BEN-E, or an acceptable substitute form upon which you certify, under penalty of perjury, your status as a non-United States holder and your entitlement to the lower treaty rate. Payments will be made to you at a reduced treaty rate of withholding only if such reduced treaty rate would apply to any possible characterization of the payments (including, for example, if the coupon payments were characterized as contract fees). Withholding also may not apply to coupon payments made to you if: (i) the coupon payments are “effectively connected” with your conduct of a trade or business in the United States and are includable in your gross income for U.S. federal income tax purposes, (ii) the coupon payments are attributable to a permanent establishment that you maintain in the United States, if required by an applicable tax treaty, and (iii) you comply with the requisite certification requirements (generally, by providing an Internal Revenue Service Form W-8ECI). If you are eligible for a reduced rate of United States withholding tax, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the Internal Revenue Service.

“Effectively connected” payments includable in your United States gross income are generally taxed at rates applicable to United States citizens, resident aliens, and domestic corporations; if you are a corporate non-United States holder, “effectively connected” payments may be subject to an additional “branch profits tax” under certain circumstances.

You will also be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your notes and, notwithstanding that we do not intend to treat the notes as debt for tax purposes, we intend to backup withhold on such payments with respect to your notes unless you comply with the requirements necessary to avoid backup withholding on debt instruments (in which case you will not be subject to such backup withholding) as set forth under “United States Taxation – Taxation of Debt Securities – Non-United States Holders” in the accompanying prospectus.

Furthermore, on December 7, 2007, the Internal Revenue Service released Notice 2008-2 soliciting comments from the public on various issues, including whether instruments such as your notes should be subject to withholding. It is therefore possible that rules will be issued in the future, possibly with retroactive effect, that would cause payments on your notes to be subject to withholding, even if you comply with certification requirements as to your foreign status.

As discussed above, alternative characterizations of the notes for U.S. federal income tax purposes are possible.  Should an alternative characterization of the notes, by reason of a change or clarification of the law, by regulation or otherwise, cause payments with respect to the notes to become subject to withholding tax, we will withhold tax at the applicable statutory rate and we will not make payments of any additional amounts. Prospective non-United States holders of the notes should consult their tax advisors in this regard.

In addition, the Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your notes, could be collected via withholding. If these regulations were to apply to the notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underliers during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any coupon payment or the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2023, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017.  In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations).  We have determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules.  In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required.  You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

Supplemental Plan of Distribution; CONFLICTS OF INTEREST

See “Supplemental Plan of Distribution” on page S-49 of the accompanying general terms supplement no. 2,913 and “Plan of Distribution — Conflicts of Interest” on page 129 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $           .

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate face amount of the offered notes specified on the front cover of this pricing supplement.  GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement, and to certain securities dealers at such price less a concession not in excess of 1.75% of the face amount. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder. We have been advised that GS&Co. will also pay a fee in connection with the distribution of the notes to SIMON Markets LLC, a broker-dealer affiliated with GS Finance Corp.

We expect to deliver the notes against payment therefor in New York, New York on August 20, 2021. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the notes.

The notes will not be listed on any securities exchange or interdealer quotation system.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 2,913, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$

GS Finance Corp.

Callable Contingent Coupon ETF-Linked Notes due

guaranteed by

The Goldman Sachs Group, Inc.

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Goldman Sachs & Co. LLC